Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 15, 2013 (the “Effective Date”), by and between Fibrocell Science, Inc., a Delaware corporation (the “Company”) having its principal place of business at 405 Eagleview Boulevard, Exton, PA 19341, and David Pernock (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”) having an address at 748 Canterbury Lane, Villanova, PA 19085.

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the future services of the Executive and to employ him as the Chief Executive Officer (“CEO”) commencing on the Effective Date, and the Parties desire to enter into this Agreement embodying the terms of such employment, and replacing and superseding in its entirety the employment agreement, dated February 2, 2010 (the “Original Agreement”) by and between the Company and the CEO;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as CEO. Executive shall report solely and directly to the Board of Directors of the Company (the “Board”).

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board shall determine from time to time such other duties as reasonably may be assigned to him consistent with his position and title. Executive agrees to carry out and abide by such directions of the Board.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder.

2. Salary and Additional Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $490,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures. The Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) shall review Executive’s Base Salary for possible increase at least one time per calendar year commencing in the first quarter of 2015; provided there is no guarantee of any future increases.

(b) Bonus. Commencing with the calendar year ended December 31, 2014, Executive is entitled to receive an annual bonus (the “Annual Bonus”) with respect to each such calendar year, payable subsequent to the issuance of final audited financial statements for such calendar year, but in no case later than 120 days after the end of such calendar year. The final determination on the amount of the Annual Bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) within ninety (90) days of the beginning of each calendar year. The Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 60% of the Executive’s Base Salary. The actual Annual Bonus for any given period may be higher or lower than 60%. For any calendar year in which Executive is employed for less than the full calendar year, Executive may receive a bonus which is prorated based on the number of full months in the calendar year which are worked.

(c) Option Grant. Contemporaneous with the execution of this Agreement, Executive will receive a grant (the “Stock Option Grant) of stock options (the “Stock Options”) under the Company’s 2009 Equity Incentive Plan (the “Plan”), evidenced by an award in the form attached hereto as Appendix A, (the “Award”) to purchase 800,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of this Agreement. The Stock Options shall have a term of ten (10) years and shall vest in equal quarterly installments (or 50,000 shares per installment) over a four-year period commencing February 15, 2014 (i.e. the first installment shall vest on February 15, 2014, provided Executive is the CEO on each vesting date, except as described below.

The vesting of all Stock Options set forth above shall accelerate upon a Change in Control, provided Executive is employed by the Company within sixty (60) days prior to the date of such Change in Control. Notwithstanding the foregoing, the Stock Options shall terminate one hundred eighty (180) days following a termination of the Executive or upon the voluntary termination of service by the Executive, except as provided in the Award in the event of death or Disability (as defined herein or in the Plan). For purposes of this Agreement, “Change In Control” means the occurrence of any of the following events: (i) an acquisition (other than directly from the Company or its affiliates) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided that this subsection shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; (ii) a merger, consolidation or reorganization involving the Company in which the holders of the Company’s voting securities immediately prior to such event hold less than fifty percent (50%) of the voting securities of the combined entity after such event; (iii) a complete liquidation or dissolution of the Company; (iv) the sale or other disposition of all or substantially all of the Company’s assets (it being understood that a sale of the Company’s Fibroblast technology will constitute a sale of substantially all assets of the Company); (v) any exclusive license covering at least the territory of the United States to sell and manufacture the Company’s Fibroblast technology for all current and future indications or applications; or (vi) any event determined to constitute a “Change of Control” under the Company’s 2009 Equity Incentive Plan (or any successor plan).

The Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) shall consider granting additional equity awards to Executive at least one time per calendar year commencing in the first quarter of 2015, but shall not be required to grant any such additional awards.

3. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

4. Benefits.

(a) Vacation. Executive shall be entitled to four (4) weeks vacation per year, which shall accrue at a rate of 1.67 days per month. Vacation must be taken in the year in which it accrues. Upon the termination of Executive’s employment, Executive shall be paid for any accrued and unused vacation days for such year.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time, provided that, should Executive elect to maintain his GlaxoSmithKline benefits, the Company shall pay to Executive an amount equal to his portion of the premium for such benefits (the “GSK Reimbursement”) in lieu of like-kind Company benefits.

5. Term. The term set forth in this Agreement will commence on the Effective Date hereof and shall remain in effect until December 31, 2016 and will automatically renew for subsequent one (1) year periods (the “Term”) unless Executive or the Company is notified of non-renewal upon no less than sixty (60) days’ written notice by the other Party.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or the indictment of, or the bringing of formal charges against Executive on charges involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in any conduct that may cause harm to the reputation of the Company; or (D) materially breaches any term of this Agreement.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become physically or mentally unable to perform his duties for the Company hereunder with reasonable accommodation and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (“Disability”); (B) upon Executive’s death; or (C) upon ninety (90) days’ written notice for any other reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon ninety (90) days’ written notice pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive ninety (90) days’ pay in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the CEO of the Company; or (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the CEO of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; provided that Executive shall act within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position. Notwithstanding the above, “Good Reason” shall not exist for any such failure to appoint or reappoint, renewal, assignment or other action taken in the context of either party giving (or preparing to give) notice of non-renewal in accordance with Section 5 of this Agreement.

7. Severance.

(a) If Executive’s employment is terminated, at the Company’s election at any time, for reasons other than death, Disability, Cause, Voluntary Resignation or in the context of either party giving (or preparing to give) notice of non-renewal in accordance with Section 5 of this Agreement; or if Executive’s employment is terminated by Executive for Good Reason, Executive shall be entitled to receive severance payments equal to twelve (12) months of Executive’s Base Salary and of the premiums associated with continuation of Executive’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen (18) months after a Change of Control either (i) Executive is terminated, at the Company’s election at any time, for reasons other than death, Disability, Cause, Voluntary Resignation or in the context of either party giving (or preparing to give) notice of non-renewal in accordance with Section 5 of this Agreement; or (ii) Executive terminates his employment for “Good Reason,” Executive shall be entitled to receive, in lieu of any severance payments described above, severance payments equal to: (i) two (2) years of Executive’s Base Salary, (ii) Executive’s most recent Annual Bonus payment, and (iii) the premiums associated with continuation of Executive’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one (1) year after termination. All severance payments shall be made in a lump sum forty-five (45) days following such termination, provided that prior to such payment Executive has executed and delivered (and not revoked) a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns substantially in the form attached hereto as Appendix B.

(b) If any payment or right accruing to Executive under this Agreement (without the application of this Section 7(b)), either alone or together with other payments or rights accruing to the Executive from the Company or any of its affiliates (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended and regulations thereunder (the “Code”)), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination whether any reduction in the rights or payments under this Agreement is to apply shall be made by the Company after consultation with Executive, and such determination shall be conclusive and binding on the Executive. The Executive shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 7(b) shall apply only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to Executive would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Agreement and after reduction for only Federal income taxes.

(c) Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in Subparagraph (a) of this Section 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is six (6) months after the date Executive separates from service (within the meaning of the Code).

8. Confidentiality Agreement.

(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control. The Company shall pay, or reimburse Executive for, the costs and expenses of locating and removing or deleting all such information which is contained in Executive’s personal devices.

(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix C to this Agreement.

(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix C, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

(f) Executive agrees to cooperate fully with the Company, at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-solicitation; non-competition. (a) Executive agrees that, during the Term and, if Executive is receiving severance payments pursuant to Section 7(a), until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the twelve (12) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive further agrees that, during the Term and, if Executive is receiving severance payments pursuant to Section 7(a), until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause.

(c) “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of cellular biologic products or any other business carried on or planned to be carried on by the Company at the time of Executive’s termination of employment.

(d) “Territory” shall mean within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e) Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Section 9 shall be deemed to be a series of separate covenants, one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10. Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any employment agreement, non-competition provision, confidentiality agreement or any other agreement restricting his ability fully to act hereunder, and, that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty. The Company hereby represents and warrants to the Executive that upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

11. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

(a)	If to Executive, to:

David Pernock

748 Canterbury Lane

Villanova, PA 19085

with a copy to (which shall not constitute notice hereunder):

Blank Rome LLP

Attention Francis E. Dehel

One Logan Square

Philadelphia, Pennsylvania 19103

(b)	If to the Company, to:

Fibrocell Science, Inc.

405 Eagleview Boulevard

Exton, PA 19341

Attention: Greg Weaver

with a copy to (which shall not constitute notice hereunder):

Cavas Pavri

Schiff Hardin LLP

901 K Street, NW

Washington, D.C. 20001

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Indemnification. The Company will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s acts of service as an officer and director of the Company or any subsidiary of the Company. The Company further agrees that Executive will be covered by “directors and officers” insurance policies with respect to Executive’s acts as an officer and director.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions thereof. This Agreement is intended to comply with the Internal Revenue Code, and shall be construed in a manner consistent with that intent. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Chester County, Pennsylvania.

16. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

18. Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

19. Entire Agreement. This Agreement (together with Appendices A-C hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment, including, without limitation, the Original Agreement. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

FIBROCELL SCIENCE, INC.

	By:	/s/ Kelvin Moore
		Name:	Kelvin Moore
		Title:	Chairman of Compensation Committee
Agreed to and Accepted:

/s/ David Pernock
David Pernock

Appendix A

Form of Stock Option Award

FIBROCELL SCIENCE, INC.

2009 EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of November 15, 2013 (the “Date of Grant”), is delivered by Fibrocell Science, Inc. (the “Company”) to David Pernock (the “Grantee”).

RECITALS

The Fibrocell Science, Inc. 2009 Equity Incentive Plan (the “Plan”) provides for the grant of options to purchase shares of common stock of the Company. The Compensation Committee of the Committee of Directors of the Company, or if no such entity exists, the entire Board of Directors (the “Committee”) has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its shareholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 800,000 shares of common stock of the Company (“Shares”) at an exercise price of $         per Share. The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is the Chief Executive Officer of the Company on the applicable date:

Date	Shares for Which the Option is Exercisable

February 15, 2014	50,000
May 15, 2014	50,000
August 15, 2014	50,000
November 15, 2014	50,000
February 15, 2015	50,000
May 15, 2015	50,000
August 15, 2015	50,000
November 15, 2015	50,000
February 15, 2016	50,000
May 15, 2016	50,000
August 15, 2016	50,000
November 15, 2016	50,000
February 15, 2017	50,000
May 15, 2017	50,000
August 15, 2017	50,000
November 15, 2017	50,000
Total	800,000

The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.

3. Term of Option.

(a) The Option shall have a term of 10 years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 180 days after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Employment Agreement dated November 15, 2013 between the Company and Grantee including any successor agreements (the “Employment Agreement”) or, if no Employment Agreement is in effect, as defined in the Plan).

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability (as defined in the Employment Agreement or the Plan).

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or while the Option remains outstanding as described in subparagraph (i) or (ii) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the 10th anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the exercise price shall be made in accordance with procedures established by the Committee from time to time based on type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company, which shall be valued at their fair market value on the date of delivery, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a fair market value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Change of Control. The vesting of all Shares underlying the Option shall accelerate upon either a Change of Control as defined in the Plan or a Change in Control as defined in the Employment Agreement.

6. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved, subject to the provisions of the Employment Agreement.

9. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Corporate Secretary at 405 Eagleview Blvd., Exton, PA 19341, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the books and records of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

FIBROCELL SCIENCE, INC.

By:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

Grantee:

Date:

Appendix B

Form of Release Agreement

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (“Agreement”) is entered into by and between                      (“Employee”) and Fibrocell Science, Inc. (“Company”). The Parties agree as follows:

1.	Termination Date. Employee’s employment by the Company shall terminate effective (Employee’s “Effective Termination Date”). Company will pay any and all of Employee’s compensation due and owing as of the Effective Termination Date, including any accrued and unused vacation, and, to the extent applicable, any Annual Bonus (as defined in Employee’s Employment Agreement) in accordance with Company’s usual compensation and payroll practices and Employee’s Employment Agreement. Employee will be entitled to reimbursement of all reasonable unreimbursed business expenses incurred as of the Effective Termination Date in accordance with Company’s expense reimbursement policy. Except as specifically provided by this Agreement, Employee agrees that the Company shall have no other obligations or liabilities to Employee following Employee’s Effective Termination Date.

2.	Severance Benefits.

In consideration of Employee’s acceptance of and compliance with this Agreement the Company will provide the following benefits:1

3.	Benefits. As of his Effective Termination Date, Employee will become ineligible to participate in the Company’s health insurance program subject to the Employee’s right, if any, to continuation coverage under COBRA.

4.	Sufficiency of Consideration. Employee understands and agrees that in consideration for his acceptance and execution of this Agreement that he is receiving compensation and/or benefits in excess of those to which he is otherwise entitled and acknowledges the sufficiency of such consideration.

5.	Release of Claims.

(a) In exchange for the foregoing Severance Benefits, Employee, on behalf of himself, his heirs, representatives, agents and assigns, hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) the Company, (ii) its parent, subsidiaries and affiliated entities, (iii) all of their present and former directors, officers, employees, and agents as well as (iv) all predecessors, successors and assigns thereof (“Released Parties”) from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the date of execution of this Agreement.

(b) Without limiting the generality of the foregoing release, it shall include: (i) all waivable claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including (without limitation) any claims Employee may have under the Civil Rights Acts of 1866, 1964, and 1991, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, 18 USC § 1514A; the Employee Retirement Income Security Act, as amended, 29 U.S.C. §§ 1101 et seq.; the Family and Medical Leave Act of 1993 as amended, 29 U.S.C. §§ 2601 et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee’s employment with the Company or leaving of that employment; (iii) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (iv) any claims of discrimination, whistleblowing, harassment or

[1]	To be inserted at time of execution in accordance with Employee Employment Agreement.

retaliation on any basis; (v) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vi) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (vii) all other causes of action sounding in contract, tort or other common law basis, including (without limitation) (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) defamation, (d) wrongful discharge, (e) interference with contract or business relationship or (f) negligent or intentional infliction of emotional distress. Employee does not release any claims which cannot be waived or released as a matter of law. Employee affirms that he/she has reported all hours worked as of the date of this Agreement and that he/she is not aware of any facts on which a claim under the Fair Labor Standards Act or under applicable state minimum wage or wage payment laws could be brought.

6.	Older Workers Benefit Protection Act. The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Employee hereby acknowledges that:

a. Employee is advised to consult with an attorney of his choice prior to signing this Agreement.

b. Employee has been offered at least twenty-one (21) days within which to review, consider and execute this Agreement.

c. Following his execution of this Agreement, Employee will have a 7-day period in which to revoke his acceptance of this Agreement by giving written notice to the Employee’s HR representative with a copy sent to the Company Office of General Counsel. If Employee revokes during that period, this Agreement will be rendered null and void in its entirety. If Employee chooses not to revoke during that period, this Agreement will then become effective and enforceable on the date immediately following such 7-day period (“Effective Date”).

d. Employee acknowledges that his termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination program and waives any claim to the contrary.

7.	Knowing and Voluntary. Employee acknowledges and agrees that he has entered into this Agreement freely, knowingly and voluntarily and has read and understands this Agreement.

8.	Covenant Not to Sue; Claims Not Released. Employee agrees that he will not file any lawsuit or action against the Company or the Released Parties with respect to any claims or liability released above. Nothing in this Agreement shall be interpreted, however, as interfering with the right to file, assist or participate in a claim or charge that cannot be waived, including a charge or claim with the EEOC or other fair employment practices agency. However, even if Employee has a right to file, assist or participate in such claim or charge against the Company or the Released Parties, he/she agrees that he shall not obtain, and hereby waives his right to, any monetary gain or other relief of any kind from any such proceeding whether brought by Employee, the EEOC, or any other person or entity, for any released claim or liability. Further, nothing shall prevent Employee from challenging, under the Older Workers Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of Employee’s release of any age claims in this Agreement.

9.	No Waiver of Certain Rights. The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee’s rights or claims that may arise after Employee signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any employee benefit plan sponsored by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable plan documents.

10.	Restricted Information. Employee agrees not disclose to anyone outside of the Company, or use for his own benefit or the benefit of anyone other than the Company, any non-public information regarding the Company’s business, including but not limited to: (a) customer information, such as the Company’s customer list and other non-public information regarding the Company’s customers, such as customer contact information; contract terms; customer files; information regarding customer history, needs and preferences; and information designated by customers to be kept confidential; (b) financial information, such as sales plans and forecasts; sales and earnings figures; cost and profitability information; and pricing; (c) corporate strategies, marketing and other strategic plans; (d) technical and product information, such as sources of supply; manufacturing methods; product development plans; product testing plans, protocols and results; and intellectual property; and (e) personnel files and information (collectively, the “Restricted Information”). Restricted Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by Employee. The obligations in this paragraph with respect to a particular piece of Restricted Information shall remain in effect until that piece of information enters the public domain through no breach of contract or duty by Employee.

11.	Return of Property; Deductions. On or before Employee’s Effective Termination Date Employee agrees to return the original and all copies of Company property, including but not limited to any and all Restricted Information and all documents, files, manuals, forms, records, contact information or lists, financial information, drawings, plans, hardware, software, access codes, keys, credit cards, and any and all other physical, intellectual, or personal property of the Company or its affiliates. Employee hereby authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Employee’s behalf, unless prohibited by applicable law. Employee further represents that he has not retained any non-public information about the Company or its affiliates or subsidiaries on any personal computer or portable data storage device or in any other manner.

12.	Non-Disparagement. Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company and its subsidiaries and affiliate entities, (b) their employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities.

13.	Cooperation. Employee agrees to cooperate with the Company and its subsidiaries or affiliate entities in connection with any pending or future litigation, proceeding or other matter which may be filed against or by the Company and its subsidiaries and affiliate entities with any agency, court, or other tribunal and concerning or relating to any matter falling within Employee’s knowledge or former area of responsibility. Employee agrees to provide reasonable assistance and completely truthful testimony in such matters as needed, and the Company will reimburse Employee for all reasonable associated out of pocket expenses incurred at the request of the Company.

14.	Confidentiality of Agreement. Employee agrees that he will treat the terms of this Agreement as confidential and that unless required by law, he will not disclose the terms of the Agreement or benefits provided pursuant to this Agreement to any person, except his spouse or partner, attorney or accountant, provided that they also maintain the confidentiality of the terms of this Agreement. Nothing herein should be construed as a limitation on Employee’s ability to consult with his or her counsel or an administrative agency. Nothing herein should be construed to prevent Employee from discussing or otherwise advising subsequent employers of the existence of any obligations set forth in his Employment Agreement.

15.	Breach. In the event that Employee breaches or threatens to breach any provision of this Agreement, Employee agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Employee hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to discontinue providing any additional benefits hereunder upon such breach or threatened breach as well as an award of all costs and attorneys’ fees incurred by the Company in any successful effort to enforce the terms of this Agreement. Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.

16.	No Admission of Liability. Employee acknowledges that this Agreement shall not be construed as an admission of liability or wrongdoing by the Company and further acknowledges that the Company has expressly denied any such liability or wrongdoing.

17.	Binding Agreement. Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

18.	Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof shall continue to be enforced to the fullest extent permitted by applicable law.

19.	Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to any applicable state’s choice of law provisions to the extent not preempted by applicable federal law.

20.	Entire Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supercede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the employee’s post-termination obligations contained in any existing Employment Agreement or other legally-binding document), and shall not be amended or modified except by a writing executed by both Parties. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made in connection with his decision to accept this Agreement, except for those set forth herein.

PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE

AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf, and thereby acknowledge their intent to be bound by its terms and conditions.

EMPLOYEE	FIBROCELL SCIENCE, INC.

Signed:	Signed:

Printed:	Printed:

Dated:	Dated:

Appendix C

NONE.